Exhibit 99.1 Press Release dated December 17, 2009
CITIZENS FIRST CORPORATION

For immediate release                                                                        1065 Ashley Street, Suite 200
Bowling Green, Kentucky 42103
Telephone: (270) 393-0700
www.citizensfirstbank.com
Contact: M. Todd Kanipe

CITIZENS FIRST CORPORATION ANNOUNCES PROGRESS IN IMPLEMENTING PROFITABILITY INITIATIVES; COMMENTS ON WITHDRAWN TENDER OFFER

Bowling Green, Kentucky (December 17, 2009) — Citizens First Corporation  (NASDAQ: CZFC) announced today its progress in implementing the profitability improvement initiatives that were previously announced in October, and also commented on the status of the tender offer commenced by Porter Bancorp, Inc. in October.

The profitability improvement initiatives Citizens First announced in October were designed to generate improved financial performance and enhance shareholder value. They include several actions to streamline branch delivery and reduce staffing levels, including the following:

· A comprehensive evaluation of Citizens First’s branch network that resulted in the decision to close its Franklin North and Glasgow Downtown branch locations effective January 29, 2010. Customers at both locations will continue to be serviced at Citizens’ eight other full service branch locations that are strategically placed to service its customer base.

· The relocation of the corporate headquarters within the Company’s existing facility and the downsizing of administrative services to improve efficiency and reduce overhead expense.

· The evaluation and subsequent reduction of staff levels in both the branch network and administrative services area which reduced the number of full time equivalent employees from 107 as of September 30 to 90 as of November 30.

Todd Kanipe, Citizens First’s CEO, commented, “These actions are the first steps in our ongoing plans to enhance the value of Citizens First as an independent institution. We expect that these changes in facilities and staffing will reduce our operating expenses in 2010 by approximately $800,000.” Charges incurred as a result of severance payments and fixed asset expenses related to the branch closures and staffing reductions will be reflected in Citizens First’s financial results for the fourth quarter of 2009.

In addition, Mr. Kanipe noted that the Company was pleased that the hostile tender offer for control of Citizens First commenced by Porter Bancorp, Inc. in October was withdrawn on December 15, 2009, prior to its scheduled expiration date. “As our shareholders know, after careful review and consideration and the receipt of advice from our financial advisors that the offer was inadequate from a financial viewpoint, was highly conditional and included regulatory deficiencies, our Board of Directors unanimously recommended that Citizens First’s shareholders reject Porter’s offer and not tender their shares. With the offer being withdrawn, our executive management team can now continue forward with its plans to improve the performance of Citizens First without the distraction and additional costs related to Porter's hostile tender offer.”

Jack Sheidler, Chairman of the Board, added, “The Board and management of Citizens First are and will remain fully committed to enhancing the value of the institution. We appreciate the support we have received from our shareholders and thank them for their continued support.”

About the Company

The Company is a bank holding company headquartered in Bowling Green, Warren County, Kentucky. As of September 30, 2009, the Company had total assets of $341.7 million and total deposits of $275.7 million.

Forward-looking statements

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and the Company undertakes no  obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the market areas of the Company, a continuation or worsening of the current disruption in credit and other markets, goodwill impairment, overall loan demand, increased competition in the financial services industry which could negatively impact the Company’s ability to increase total earning assets, retention of key personnel and the success of cost savings and expense reductions from planned branch closures and restructuring. Actions by the U.S. Department of the Treasury and federal and state bank regulators in response to changing economic conditions, changes in interest rates, loan prepayments by and the financial health of the Company’s borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

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